Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SV Holdco, LLC:
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-176201, 333-121940, 333-102765, 333-102764, 333-85194, and 333-196305) and on Form S-3 (No. 333-189477) of Carmike Cinemas, Inc. and subsidiaries of our report dated February 25, 2016, with respect to the consolidated balance sheets of SV Holdco, LLC and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Carmike Cinemas, Inc. dated February 29, 2016.

/s/ KPMG LLP

New York, New York
February 29, 2016